EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of The Trade Desk, Inc. of our report dated April 22, 2016, except for the revision to the 2015 consolidated financial statements described in Note 2, as to which the date is June 17, 2016, and the reverse stock-split described in Note 2, as to which the date is September 2, 2016, relating to the financial statements of The Trade Desk, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
September 5, 2016